Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SulphCo, Inc:

We hereby consent to the incorporation by reference in this Amendment No.1 to Registration Statement on Form S-3/A of SulphCo, Inc. of our reports dated February 25, 2010, relating to the balance sheets of SulphCo, Inc. as of December 31, 2009 and 2008, and the related statements of operations, cash flows, and changes in stockholders’ equity (deficit) for the three years in the period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009.  We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Hein & Associates LLP
Hein & Associates LLP
Houston, Texas

September 29, 2010